Exhibit 10.16

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective May 31, 2007 (“Effective Date”), by and between SecureAlert, Inc., a Utah corporation (the “Company”), with its principal executive office located at 150 West Civic Center Drive, Suite 400, Sandy, UT  84070, and Quest Guard, Inc., a Utah Corporation (“Distributor”), with its principal executive office located at 3826 River Road, St. George, UT 84770.

WITNESSETH:

WHEREAS, the Company is, among other things, the manufacturer and seller of electronic location monitoring devices (the “Device”) and provider of services relative to the monitoring, maintenance and repair of the Device (“Device Services”); and

WHEREAS, the Company and Distributor now desire to enter into a business arrangement whereby Distributor will have the exclusive rights to provide certain Services (as defined herein) for the Company within the Bail Bond industry under the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises, covenants, representations and good and valuable consideration hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1	Term.

1.1
Initial Term.  The initial term of this Agreement (the “Initial Term”)shall commence as of the Effective Date and shall continue until the earlier of (i) three (3) years after the Effective Date and (ii) the date this Agreement is earlier terminated in accordance with the provisions hereof.

1.2
Renewal Term.  This Agreement will automatically renew for consecutive one (1) year terms under the same terms and conditions set forth herein (each a “Renewal Term”) unless terminated by either party upon delivering written notice to the other party at least ninety (90) days but not more than one hundred twenty (120) days prior to the end of the then existing term.  The Renewal Term(s), if any, together with the Initial Term are collectively referred to hereinafter as the “Term.”

2	Services and Performance.

2.1	Services. During the Term of this Agreement, Distributor shall perform the following services (the “Services”) for the Company:

(a)	Distributor shall use commercially reasonable efforts to identify, locate and obtain potential purchasers of the Company’s Device and Device Services within the Bail Bond industry.

(b)	Distributor shall deploy units of the Device to the customers, train the customer’s in the use of the Device and otherwise assist the customers by providing information to such customers upon request.

(c)
Distributor shall provide additional guidance and advice to the Company with regard to the Company’s strategy to exploit its products and services, and such other support for the Company’s products and services as may mutually be agreed upon.

Distributor shall, at its own cost and expense, have on hand during the Term of this Agreement a sufficient number of trained professional staff and sufficient facilities and resources necessary in order to perform the Services in accordance with the terms of this Agreement.

2.2	Assignment of Duties. Distributor may not assign or delegate to any other person, firm, or entity any of its duties hereunder without the prior written consent of the Company.

3	Sales, Payments and Pricing.

3.1
Sales.  The Company shall sell and or lease directly to Distributor all Devices.  The Company shall directly contract with and provide the Device Services and collect all funds from the Distributor with respect to such Device sales and Device Services.

A.	The Distributor recognizes and agrees that it has in its possession XXXXX units and that it will pay the daily service rate on these units beginning on the Effective Date.
B.	The Distributor will purchase XXXXX devices (that includes the XXXXX units described above) at the Device Pricing listed below.

3.2
Pricing.  The retail prices for the Device, Device Services, equipment warranty, non-emergency airtime for subscribers and sales personnel shall be determined by the Company.  The Company shall inform the Distributor of any pricing change in writing and any such change will become effective upon receipt by Distributor of notice thereof.

Rate Plan:
A.	Device Pricing = $ XXXXX per device
B.	Daily Service Rate to Offender = $ XXXXX per day
C.	Daily Service Rate to Bail Agent = $ XXXXX per day
D.	Daily Service Rate charged by SecureAlert to Quest Guard = $ XXXXX per day

3.3	Payment. Except for the purchase of the XXXXX units and the first	month’s monitoring fee, Distributor will not be liable for any payments until such time as Distributor collects revenues from either the Offender or the Bail Bond Agent.

4	Customer Contacts and Approvals.

4.1           Approvals.  Distributor shall only contact companies within the Bail Bond industry in connection with the sale or marketing of the Device and Device Services.

4.2           Referrals.  All referrals that the Company receives as a result of Distributor’s efforts will be forwarded to Distributor.

5
Marketing, Promotion and Training Materials.  The Company will supply marketing, promotion and training materials to be used by Distributor in connection with the marketing and distribution of the Devices and Device Services.  No materials shall be used by Distributor except for those provided by the Company or that are otherwise pre-approved in writing by the Company.  The Company is not responsible for expenses incurred by Distributor in connection with any marketing promotions.

5.1     Monitoring Center.  The Company will maintain a Monitoring center and related staff, customer service support, and services.  All monitoring center operations and customer services shall be inclusive in the pricing outlined in this agreement, and will be provided to the Distributor.

6
Upgrades and Software.  The Company agrees that if it develops additional upgrades to its devices and service, that said upgrades will be incorporated into Distributor’s product and service.  In addition, the Company agrees to allow Distributor software access that enables Distributor to turn off and on devices remotely.

7
Exclusivity.  The rights and authorities with respect to the performance of the Services and sales of the Device and Device Services given to Distributor in this Agreement are on an exclusive basis in the Bail Bond industry within the North American Territory.

7.1           Bail Bonds Distribution Channels.  It is understood and agreed that in many jurisdictions and geographical locations Bail Bonds agencies in order to comply with state and or local laws must create separate business entities for electronic monitoring in order to sell, distribute, own, or manage any electronic monitoring devices, equipment, or related devices, equipment, and or services.  Bail Industry representatives shall be seeking sales and marketing activity for pretrial and post sentencing applications within and without the criminal justice industry, these business entities are also covered by this agreement.

8
Warranties and Representations.  Distributor agrees that it shall not make any warranty or representation to any person regarding the nature, capability, dependability or terms of sale or service regarding the Device or Device Services which are not made in Company-provided or Company-approved marketing or promotional materials or that are not otherwise pre-approved in writing by the Company.  Company warrants that the life of the devices will be three years.

9	Indemnity.

9.1                      The Company’s Indemnity.  The Company agrees to indemnify and hold harmless Distributor, and Distributor’s parent, subsidiaries, affiliates, successors, assigns, officers, directors, members, governors, shareholders, employees and agents (the “Distributor Indemnified Parties”) from and against any and all losses, damages, liabilities, obligations, judgments, reasonable attorneys fees and costs, settlements, costs and other expenses (each, a “Loss”) incurred or suffered by the Distributor Indemnified Parties as a direct result of any material breach by the Company of this Agreement during the Term of this Agreement in connection with Distributor-initiated customers.  Notwithstanding anything to the contrary, the Company’s total liability for any Loss incurred by the Company as a result of the Company’s indemnification obligations hereunder shall not exceed the lesser of (i) the actual aggregate amount of any Losses or (ii) the aggregate total of all commissions paid by the Company to Distributor over the 12-month period immediately preceding any Loss.

9.2                      Distributor’s Indemnity.  Anything herein to the contrary notwithstanding, Distributor hereby agrees to indemnify and hold harmless The Company and its subsidiaries, affiliates, successors, assigns, officers, directors, members, governors, shareholders, employees and agents (the “Company Indemnified Parties”) from and against any Loss that directly or indirectly arises from, or is related to, any material breach by Distributor of this Agreement, including, without limitation, any Loss resulting from the negligent or intentional misrepresentation by Distributor, its employees or agents, to any person with respect to the Device or Device Services covered by this Agreement.

9.3                      Indemnification Procedure.  The indemnifying party will assume the defense, at its sole expense, and with legal counsel reasonably acceptable to the indemnified parties, of any claim or proceeding as to which such indemnifying party has an indemnification obligation hereunder.  If the indemnifying party fails to do so, the indemnified parties will have the right to assume their own defense, and the indemnifying party will be obligated to reimburse the indemnified parties for any and all reasonable expenses (including but not limited to reasonable attorneys’ fees and costs) incurred in the defense of such claims or litigation, in addition to indemnifying party’s other indemnity obligations hereunder.  An indemnifying party may not enter into any settlement or compromise of any claim without the prior written consent of the indemnified parties unless such settlement or compromise is solely for money damages or will have no continuing effect in any material respect on the indemnified parties.

10
Non-Solicitation.  Without the prior written consent of the other party, during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, each of the parties hereto agrees not to hire or sub-contract any employee or agent of the other party for purposes of providing services similar to those contemplated by this Agreement.

11
Termination.  This Agreement may be immediately terminated by the Company upon (i) the failure of the Distributor to comply with laws and regulations which materially affect its contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof or (ii). the occurrence of a material breach of this Agreement or fraud by Distributor.  This Agreement may also be terminated by the written agreement of the parties.

12	Dispute Resolution.

12.1                 Disputes.  The parties agree that in the event of any dispute arises between them under this Agreement, they desire to avoid litigation.  Accordingly, the aggrieved party will give notice of the dispute to the other party and both parties will attempt to settle the dispute amicably during the thirty (30)-day period following such notice.

12.2                 Mediation.  If the dispute remains unsettled, the parties agree to then submit the dispute to mediation.  If the parties cannot agree on a mediator, each will select a mediator and the two mediators so selected will select a third mediator who shall alone hear the dispute.  Mediation will, if possible, be conducted during the ninety (90)-day period following expiration of the thirty (30)-day period.

12.3                 Arbitration.  If mediation fails to resolve the dispute within the above-described ninety (90)-day period, the parties agree that the dispute will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”); but the parties agree that this reference to the rules of the AAA shall not constitute appointment of AAA as the authority or the body that will hear and resolve the dispute.  A single arbitrator will be selected in the same manner described above for the selection of a single mediator.  If the parties cannot agree on a single arbitrator, each will select an arbitrator and the two arbitrator s so selected will select a third arbitrator.  Unless otherwise directed by the arbitrator(s), such arbitration must be concluded within one hundred twenty (120) days of the expiration of the ninety (90)-day period previously specified for mediation.

12.4                 Situs.  Any mediation or arbitration hearing or meeting held hereunder shall take place at the Company’s offices in Salt Lake City, Utah.

12.5                 Costs.  The costs of mediation (including the mediator’s fees and expenses and costs directly related to the conduct of the mediation, but excluding each party’s direct costs for transportation, attorneys, etc., for which each will be solely responsible) will be shared equally by the parties.  The costs of arbitration shall be allocated among or between the parties as determined by the arbitrator.

13	Assignment and Delegation.

13.1           Assignment.  This Agreement in part or in whole maybe assigned with the consent of both parties.

14	Miscellaneous.

14.1
Compliance with Laws.  Distributor shall fully comply with all applicable laws, regulations, ordinances, court or agency decisions and other issuances having the authority of law regarding the matters that are the subject of this Agreement.

14.2
Authority.  Each of the persons who signs this Agreement represents and warrants that he or she has full power and authority to execute this Agreement on behalf of the party for whom he or she is signing, and that upon execution hereof, this Agreement will be valid, binding and enforceable against the party in accordance with its terms.

14.3
Governing Law.  This Agreement shall be construed according to and governed by the laws of the State of Utah, without giving effect to principles of conflict of laws.  The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Agreement will exclusively be in the state or federal courts located in Salt Lake City, Utah.

14.4
Notices.  All notices, demands or other communications which are required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by telecopy or mailed by prepaid registered mail to the affected party at the address indicated for such party herein or to such other address as such party may from time to time advise the other party hereto in writing.

14.5
Amendments.  This Agreement may not be amended, modified, supplemented or waived orally, and may only be so amended, modified, supplemented or waived by an instrument in writing executed by the parties hereto.  Any change to Exhibit B hereto must be initialed by both parties.

14.6
Binding Effect.  This Agreement and all the terms and provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns.

14.7
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

14.8
Entire Agreement.  This Agreement contains the entire understanding and Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties.

14.9
Severability.  In the event that in any legal proceedings before a competent tribunal it is determined that any of the sections of this Agreement or any subsection, provision or, part thereof is invalid, such section, subsection, provision or part thereof shall be deemed to be severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

14.10	Effective Date. The effective date of this agreement (the “Effective Date”) shall be the date set forth below the company’s signature in its signature block below.

IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the Effective Date.

THE COMPANY:

SecureAlert, Inc.

By:	____/s/ Randy Olshen ________
	Name:	Randy Olshen __________
	Title:	President_______________

DISTRIBUTOR:
Quest Guard, Inc.

___________________________________

By:	___/s/ Danny H. Behymer_________

	Name:	Danny H. Behymer
	Title:	V.P. of Operations

	Address:	3826 River Road
St. George, UT 84770